UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2009

QuadraMed Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-32283	52-1992861
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12110 Sunset Hills Road, Suite 600, Reston, VA 20190

(Address of principal executive office and zip code)

(703) 709-2300

(Registrant’s telephone number, including area code)

(Not Applicable)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On December 7, 2009, QuadraMed Corporation, a Delaware corporation (the “Company” or “QuadraMed”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Bavaria Holdings Inc., a Delaware corporation (“BH”), and Bavaria Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of BH (“Merger Sub”). Pursuant to the terms of the Merger Agreement and subject to the conditions set forth therein, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of BH (the “Merger”). BH is owned and controlled by affiliates of Francisco Partners, a private investment firm.

Pursuant to the Merger Agreement, at the effective time of the Merger, other than shares owned directly or indirectly by the Company as treasury stock or by BH, Merger Sub or any subsidiary of BH or the Company, and shares for which appraisal rights have been properly asserted and not withdrawn, (i) each issued and outstanding share of common stock of the Company will be cancelled and automatically converted into the right to receive $8.50 in cash, without interest, and (ii) each issued and outstanding share of Series A Cumulative Mandatory Convertible Preferred Stock of the Company, to the extent not converted by its holder prior to the effective time of the Merger, will be cancelled and automatically converted into the right to receive $13.7097 in cash, without interest.

The Company’s Board of Directors (the “Board”) approved the Merger Agreement following the unanimous recommendation of a Special Committee of the Board comprised entirely of independent directors (the “Special Committee”).

Each of the Company, BH and Merger Sub have made customary representations, warranties and covenants in the Merger Agreement. The Company’s covenants include a “no-shop” provision prohibiting the solicitation of, provision of information to, and discussions with third parties regarding alternate transactions and a provision requiring the Board and Special Committee to recommend that the Company’s common stockholders approve the Merger Agreement. These provisions are subject to a “fiduciary-out” exception that, under certain circumstances and prior to the time that the Company receives stockholder approval for the Merger, permits the Board or Special Committee, to provide information and participate in discussions with respect to unsolicited alternative acquisition proposals that may lead to a superior proposal or to withdraw their recommendation for the Merger. In addition, the Company has also agreed to operate its business in the ordinary course of business, consistent with past practice and the terms of certain interim operations covenants, pending consummation of the Merger.

The Merger Agreement contains certain termination rights for both the Company and BH, including if the Board or Special Committee approves, enters into an agreement for, or endorses to the Company’s stockholders a superior proposal or withdraws its recommendation for the Merger as required by its fiduciary duties under applicable law. Upon termination under certain circumstances, the Company would be required to pay BH a termination fee of $4,000,000 and, under other circumstances, reimburse BH for the transaction expenses incurred by BH, Merger Sub and their affiliates in an amount not to exceed

$800,000. The Company’s reimbursement of these transaction expenses would reduce the amount of the termination fee that may become payable by the Company. The Merger Agreement also provides that, upon termination under certain circumstances, BH would be required to pay the Company a termination fee of $4,500,000. The Merger Agreement may also be terminated in certain circumstances if the effective time of the Merger has not occurred by May 6, 2010.

Concurrently with the execution of the Merger Agreement, members of the Company’s executive management team have entered into waiver letters with BH, pursuant to which such individuals have agreed, under certain circumstances, to waive their rights to exercise certain termination provisions of their employment agreements with the Company.

BH has obtained financing commitments for the transactions contemplated by the Merger Agreement. However, consummation of the Merger is not subject to a financing condition, but is subject to customary conditions to closing, including approval of the Merger by the affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock, the maintenance of a minimum cash and cash equivalents balance at the closing, and the expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

The foregoing description of the Merger Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

The Special Committee engaged Piper Jaffray & Co. (“Piper Jaffray”) to serve as its financial advisor. On December 7, 2009, Piper Jaffray delivered a written opinion to the Special Committee that, as of the date of the opinion and subject to the limitations contained therein, from a financial point of view, the consideration to be offered to the holders of the common stock of the Company in the Merger is fair.

The Merger Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement and as of specified dates, were solely for the benefit of the parties to the Merger Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, may not be accurate or complete as of any specified date, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, BH or Merger Sub or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Concurrently with the execution of the Merger Agreement, members of the Company’s Board and executive management team, together with certain of their affiliates, have entered into voting agreements with BH, pursuant to which such individuals have agreed, in their capacities as stockholders of the Company, to, among other things, vote their shares of common stock (which in the aggregate represent approximately 8.4% of the outstanding shares of common stock of the Company as of the date of the Merger Agreement) in favor of the Merger and against any other acquisition proposal.

Concurrently with the execution of the Merger Agreement, Francisco Partners II, L.P. and Francisco Partners Parallel Fund II, L.P. have executed a limited guarantee in favor of the Company to guarantee BH’s payment obligations under Sections 7.6(c) and 7.6(d) of the Merger Agreement in the event of a termination or breach of the Merger Agreement under circumstances in which BH’s payment obligations are triggered.

Important Additional Information About the Transaction

In connection with the proposed transaction, the Company will file with the SEC a proxy statement and relevant documents concerning the proposed transaction. The Company urges investors and security holders to read the proxy statement and any other relevant documents filed with the Securities and Exchange Commission (“SEC”) when they become available because they will contain important information about the Company and the proposed Merger. The Company’s SEC filings, including the proxy statement and any other transaction-related filings (when they become available), may be obtained free of charge at the SEC’s website at www.sec.gov (the Company has CIK No. 0001018833), in the Investor Relations section of the Company’s website, www.quadramed.com by clicking on “Investors,” then “SEC Filings,” or on the NASDAQ’s website at www.nasdaq.com. In addition, investors and security holders may obtain free copies of the documents filed by the Company with the SEC by contacting QuadraMed Investor Relations at 703-709-2300, or the SEC at 800-SEC-0330 for the location of its nearest public reference room. Investors and security holders are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction.

The Company and its directors, executive officers and certain other members of its management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the transaction. Information regarding the interests of such directors and executive officers (which may be different than those of the Company’s stockholders generally) will be included in the proxy statement relating to the proposed transaction when it becomes available. In addition, information about the Company’s executive officers and directors is available in its proxy statement previously filed with the SEC on April 30, 2009. Free copies of these documents may be obtained using the contact information above.

ITEM 9.01    FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits

Exhibit 2.1	Agreement and Plan of Merger, dated December 7, 2009, by and among QuadraMed Corporation, Bavaria Holdings Inc., and Bavaria Merger Sub, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 11, 2009

QuadraMed Corporation

/S/ DAVID L. PIAZZA
David L. Piazza, Executive Vice President, Chief Financial Officer and Chief Operating Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated December 7, 2009, by and among QuadraMed Corporation, Bavaria Holdings Inc., and Bavaria Merger Sub, Inc.